Sub-Item 77C:  Submission of Matters
to a Vote of Security Holders

At a meeting of shareholders of the Old Mutual
Columbus Circle Technology and Communications
Fund, held on November 30, 2009, shareholders of the Fund approved a Plan of Reorganization providing for the sale of assets and liabilities of the Fund to the Focused Fund. The following is a report on the votes cast:

Columbus Circle
Technology and
Communications 	Shares               % of         % of
Fund		Voted	          Voted      Total
For		3,429,546.54     70.30%   36.61%
Against                       627,495.84     12.86%     6.70%
Abstain                       215,452.24       4.42%     2.30%
Uninstructed              605,686.00     12.42%     6.47%

Total                        4,878,180.62   100.00%   52.08%
At a meeting of shareholders of the Old Mutual
Growth Fund held on November 30, 2009,
shareholders of the Fund approved a Plan of Reorganization providing for the sale of assets and liabilities of the Fund to the Focused Fund.
The following is a report on the votes cast:

	 	Shares               % of         % of
Growth Fund	Voted	          Voted      Total

For 	            7,426,839.25        83.67%   43.30%
Against                   702,354.30          7.91%     4.09%
Abstain                   462,652.53          5.21%     2.70%
Uninstructed          284,350.00          3.21%      1.66%

Total                   8,876,196.08      100.00%    51.75%
At a meeting of shareholders of the Old Mutual Cash
Reserves Fund held on March 11, 2010, shareholders of the Cash Reserves Fund approved a new investment sub-advisory agreement with Dwight Asset Management
Company LLC ("Dwight") and approved a modification to the Cash Reserves Fund's fundamental restriction on industry concentration. Dwight commenced portfolio management duties on behalf of the Cash Reserves
Fund as of the close of business March 12, 2010. The following is a report on the votes cast:

Cash Reserves
Fund - Dwight
Sub-Advisory        Shares         % of          % of
Agreement            Voted	  Voted       Total
For 	           13,137,696    88.12%    45.27%
Against                 1,030,717      6.91%      3.55%
Abstain                    740,363      4.97%      2.55%

Total                   14,908,776  100.00%    51.37%

Cash Reserves
Fund - Change
Fundamental
Investment           Shares         % of          % of
Restriction            Voted	  Voted       Total

For                     12,987,629     87.11%    44.57%
Against                1,230,910       8.26%      4.24%
Abstain                   690,237       4.63%      2.38%

Total                  14,908,776   100.00%    51.37%